Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Dean D. Durbin

Vertis

President and

Chief Operating Officer

(410) 361-8367

Stephen E. Tremblay

Vertis

Chief Financial Officer

(410) 361-8352

Michelle Metter or

Maria Amor

Formula

(619) 234-0345

VERTIS, INC. ANNOUNCES SECOND QUARTER EARNINGS

BALTIMORE, Md (August 3, 2005) – Vertis, Inc. (“Vertis” or the “Company”) today announced results for the three and six months ended June 30, 2005.

North America Segment

Net sales amounted to $363.4 million in the second quarter of 2005 versus $358.0 million in the second quarter of 2004, an increase of $5.4 million, or 1.5%.  Through June 30, 2005 net sales amounted to $717.3 million compared to $711.8 million in 2004, a $5.5 million or 0.8% year-over-year increase.  Excluding the increase in the pass-through cost of paper totaling $8.4 million in the second quarter and $18.4 million through June 30, net sales would have been on par with the second quarter of 2004 and 2% less than the first-half of 2004.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) excluding restructuring charges amounted to $48.2 million in the second quarter of 2005 versus $42.2 million in the second quarter of 2004, representing growth of $6.0 million, or 14.2%, relative to the second quarter of 2004.  These results reflect improved pricing, which includes product, customer and equipment mix, totaling $8.8 million.  These gains were partially offset by lower volume totaling $6.5 million, of which $4.6 million was related to advertising inserts and the balance was related to direct mail products.  The balance of the quarter-over-quarter growth was largely the result of improved EBITDA from premedia and media planning products and services.

Through June 30, on the same basis, EBITDA would have been $81.5 million in 2005 and $84.5 million in 2004.  The $3.0 million, 3.6%, decline reflects improved pricing of $8.6 million offset by lower volume of $9.9 million, of which $8.9 million was related to advertising inserts.  Adjusting for the effect of changes in volume on variable costs, increased utility and logistics costs related to advertising inserts and direct mail products lowered EBITDA by $5.5 million through June 30.  The balance of the change in EBITDA through June 30 was largely due to growth in premedia and media planning products and services.

Commenting on the second quarter, Dean D. Durbin, President and Chief Operating Officer stated, “The double-digit growth in North America EBITDA is a significant achievement and represents a turnaround from what we experienced in the first quarter. Although volume, especially for retail inserts, has been less than expected we are pleased with the improvement in pricing, including the impact of more favorable mix.  We continue to manage our cost base and improve our operational effectiveness while pursuing top-line growth initiatives,” noted Mr. Durbin.

Europe Segment

Net sales amounted to $30.5 million and $62.4 million in the three and six months ended June 30, 2005, respectively.  EBITDA amounted to $(17.4) million and $(116.9) million in the second quarter and through June 30, 2005, respectively.  These results include non-cash asset impairment charges of $14.6 million in the second quarter and $112.4 million in the first half.  In addition, the Company incurred restructuring charges totaling $2.8 million in the second quarter and $3.3 million through June 30.  Excluding the impairment and restructuring charges, EBITDA would have been $(1.2) million through June 30, 2005 versus $3.4 million in the first half of 2004.

“As we reported at the start of the second quarter, we are continuing to pursue strategic alternatives with respect to our UK direct mail business,” said Mr. Durbin.  “To date, however, difficult conditions in our European business have negatively impacted Vertis’ overall financial performance.”

General Corporate

Corporate costs, excluding restructuring charges, increased by $1.2 million and $3.6 million compared to the comparable three and six-month periods ended June 30, 2004, respectively.  The increases were primarily due to the impact of increased interest costs on the Company’s accounts receivable facility, the decline in income from leasehold interests that were sold in the third quarter of 2004, and losses on asset dispositions.  Through June 30, the aforementioned increases were $0.9 million, $0.7 million, and $0.9 million, respectively.

Consolidated Results

Second quarter 2005 net sales of $393.9 million were on par with 2004 net sales of $394.1 million.  For the six months ended June 30, 2005 net sales amounted to $779.7 million, a decline of $5.0 million or 0.6% versus 2004.  Excluding the change in the pass through cost of paper totaling $7.9 million in the second quarter and $17.5 million through June, net sales would have declined by 2% and 3% in the three and six month periods ended June 30, 2005, respectively.

The second quarter and first-half net loss was $29.0 million and $159.0 million, respectively.  The increase in net loss of $136.1 million through June 30 includes $112.4 million of non-cash asset impairment charges and an increase in restructuring charges of $15.3 million.

EBITDA amounted to $21.8 million for the three months ended June 30 compared to $39.8 million for the three months ended June 30, 2004.  Through June 30, EBITDA was $(58.3) million versus $80.6 million through June 30, 2004.  Excluding the impairment and restructuring charges, EBITDA would have amounted to $44.4 million in the second quarter of 2005, an increase of $2.7 million or 6.5% compared to EBITDA of $41.7 in the second quarter of 2004.  On a year-to-date basis, 2005 EBITDA would have been $72.1 million, representing a decline of $11.2 million, or 13.4%.

“We completed a number of actions in the first-half of 2005 that have streamlined our operations and reduced costs across the entire company.  We reduced staffing levels by over 470 positions.  The activities to date will provide over $32 million in annualized cost savings, over $7 million of which is included in our first-half results,” stated Mr. Durbin.

“Our trailing twelve-month EBITDA for covenant purposes improved to $176.5 million versus the $160 million minimum requirement.  From a liquidity perspective, we ended the quarter with $99 million available on our revolving credit facility,” stated Stephen E. Tremblay, chief financial officer.  EBITDA for covenant purposes is not equivalent to the EBITDA amount included elsewhere in this earnings release, but rather is net of adjustments to exclude certain items as defined under the credit agreement.  Mr. Tremblay also noted, “In the second quarter we resolved the contingency related to certain critical vendor payments which we first disclosed in 2003.  The settlement resulted in a charge of $200,000 which is included in selling, general and administrative expenses.”

Regarding the short-term outlook, Mr. Durbin stated, “Building on the second quarter momentum, we continue to expect year-over-year EBITDA growth for the full-year 2005.  We are focusing on top-line growth, operational excellence, and reducing our overall cost base.”

Vertis will hold an earnings call on Thursday, August 4, 2005 at 2:00 p.m. EST to discuss its second quarter results.  The call-in number is 1-888-560-8501 (or 1-773-756-4797 for international callers), and the passcode confirmation is “VERTIS Q2”.  A recording of the call will be available for review for one week at 1-888-566-0505 (or 1-402-998-1634 for international callers).

-more-

Vertis, Inc. and Subsidiaries

Balance Sheet Data

	June 30,	December 31,
In thousands	2005	2004
	(Unaudited)

Total current assets	$233,931	$259,112
Property, plant and equipment, net	356,919	379,438
Goodwill	249,522	359,865
Other long-term assets	47,418	51,380
Total assets	887,790	1,049,795

Total current liabilities (excluding current portion of long-term debt)	294,721	331,844
Long-term debt (including current portion)	1,060,809	1,024,048
Other long-term liabilities	40,863	42,463
Total liabilities	1,396,393	1,398,355

Total stockholder’s deficit	(508,603)	(348,560)
Total liabilities and stockholder’s deficit	$887,790	$1,049,795

Vertis, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three months		Six months
	ended June 30,		ended June 30,
In thousands	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Net sales	$393,874	$394,121	$779,700	$784,739
Operating expenses:
Costs of production	302,952	302,383	611,770	603,971
Selling, general and administrative	44,596	49,220	91,921	96,130
Restructuring charges	8,031	1,897	18,039	2,759
Asset impairment charges	14,570		112,360
Depreciation and amortization of intangibles	18,635	18,321	35,938	37,390
	388,784	371,821	870,028	740,250
Operating (loss) income	5,090	22,300	(90,328)	44,489
Other expenses (income):
Interest expense, net	31,949	32,760	64,236	65,477
Other, net	1,899	824	3,864	1,326
	33,848	33,584	68,100	66,803

Loss before income tax expense	(28,758)	(11,284)	(158,428)	(22,314)
Income tax expense	265	362	523	585
Net loss	$(29,023)	$(11,646)	$(158,951)	$(22,899)

Vertis, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Six months
	ended June 30,
In thousands	2005	2004
	(Unaudited)

Net cash used in operating activities	$(7,474)	$(1,747)

Net cash used in investing activities	(19,309)	(25,690)

Net cash provided by financing activities	31,358	34,764

Effect of exchange rate changes on cash	(1,168)	311
Net increase in cash and cash equivalents	3,407	7,638
Cash and cash equivalents at beginning of period	2,638	2,083
Cash and cash equivalents at end of period	$6,045	$9,721

Vertis, Inc. and Subsidiaries

Rollforward of Long-term Debt

(Unaudited)

In thousands

Long-term debt as of December 31, 2004			$1,024,048

Revolver activity net borrowing	37,886
Repayments of long-term debt	(12)
Total increase in long-term debt		37,874

Accretion of discount		1,983
Effect of foreign exchange rate fluctuation		(3,096)
Total change in long-term debt			36,761

Long-term debt as of June 30, 2005			$1,060,809

Segment Information:

The following is information regarding the Company’s segments:

		Three months ended		Six months ended
		June 30,		June 30,
(in thousands)		2005	2004	2005	2004
		(Unaudited)		(Unaudited)

Net sales	Vertis North America	$363,400	$358,039	$717,289	$711,787
	Vertis Europe	30,474	36,082	62,411	72,952
	Consolidated	$393,874	$394,121	$779,700	$784,739

EBITDA	Vertis North America	$43,132	$41,796	$68,161	$83,269
	Vertis Europe	(17,435)	545	(116,913)	1,814
	General Corporate	(3,871)	(2,544)	(9,502)	(4,530)
	Consolidated EBITDA	21,826	39,797	(58,254)	80,553
	Depreciation and amortization of intangibles	18,635	18,321	35,938	37,390
	Interest expense, net	31,949	32,760	64,236	65,477
	Income tax expense	265	362	523	585
	Consolidated net loss	$(29,023)	$(11,646)	$(158,951)	$(22,899)

Restructuring charges	Vertis North America	$5,043	$361	$13,361	$1,223
	Vertis Europe	2,840	1,536	3,331	1,536
	General Corporate	148		1,347
	Consolidated	$8,031	$1,897	$18,039	$2,759

Asset Impairment Charges	Vertis Europe	$14,570		$112,360
	Consolidated	$14,570		$112,360

Depreciation and amortization of intangibles	Vertis North America	$16,917	$16,553	$32,420	$33,743
	Vertis Europe	1,718	1,768	3,518	3,647
	Consolidated	$18,635	$18,321	$35,938	$37,390

EBITDA represents the sum of net (loss) income, net interest expense, income taxes, depreciation and amortization of intangible assets.  The Company believes that EBITDA is useful because that information is an appropriate measure for evaluating the Company’s operating performance.  We present EBITDA to provide additional information regarding our performance and because it is a measure by which we gauge our profitability.  EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  You should not consider it as an alternative to net income as a measure of operating performance.  Our calculation of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited.  The most comparable measure to EBITDA in accordance with GAAP is net (loss) income.  A reconciliation of EBITDA to net loss is included in the table above.

ABOUT VERTIS

Vertis is the premier provider of targeted advertising, media, and marketing services. Its products and services include consumer research, audience targeting, media planning and placement, creative services and workflow management, targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment.  Headquartered in Baltimore, Md., with facilities throughout the U.S. and the U.K., Vertis combines technology, creative resources, and innovative production to serve the targeted marketing needs of companies worldwide.

To learn more about Vertis, visit www.vertisinc.com.

This release and conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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